Exhibit 99.1

Press

Release

Contact:	Mark E. Patten, Senior Vice President and CFO
mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. REPORTS FOURTH QUARTER AND YEAR END 2015 EARNINGS, ANNOUNCES 2016 GUIDANCE

DAYTONA BEACH, FLORIDA, February 9, 2016. Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced its operating results for the fourth quarter and year ended December 31, 2015.

OPERATING RESULTS

Operating results for the quarter ended December 31, 2015 (as compared to the same period in 2014):

•

Net income was $0.99 per share, an increase of $0.87 per share or 725.0%; mainly due to the significant land sales that closed during the fourth quarter of 2015 of which only a portion was recognized into income based on the application of percentage of completion accounting;

•	Operating income was approximately $11.4 million, an increase of approximately $9.5 million or 475.2% ;
•	Revenue from Income Property Operations totaled approximately $5.6 million, an increase of 35.3%;
•	Revenue from Real Estate Operations totaled approximately $12.0 million, an increase of 418.4%;
•	Revenue from Commercial Loan Investments totaled approximately $875,000, an increase of 43.6%; and
•	Operating income from Golf Operations improved approximately 11.9%.

Operating results for the year ended December 31, 2015 (as compared to the same period in 2014):

•

Net income was $1.44 per share, an increase of $0.33 per share or 29.7%; mainly due to the significant land sales that closed during the fourth quarter of 2015 of which only a portion was recognized into income based on the application of percentage of completion accounting;

•	Operating income was approximately $20.3 million, an increase of approximately $7.7 million or 61.0%;
•	Revenue from Income Property Operations totaled approximately $19.0 million, an increase of 27.2%;
•	Revenue from Real Estate Operations totaled approximately $15.9 million, an increase of 18.2%;
•	Revenue from Commercial Loan Investments totaled approximately $2.7 million, an increase of 22.8%; and
•	Operating income from Golf Operations improved by approximately $56,000 or 13.7%.

Land sales for the years ended December 31, 2015 and 2014 were as follows:

	2015	2014
Acres Sold	114.03	99.66
Total Sales Price (in $000’s)	$22,529	$8,807
Average Sales Price/Acre	$197,571	$88,370
Earnings Per Share Impact	$0.90(1)	$0.51

(1)

Reflects the earnings per share recognized for the Tanger, Sam’s Club and North American Development Group land sales based upon the percentage of completion accounting methodology applied and the level of the Company’s completion of certain infrastructure work at the Tomoka Town Center.

OTHER HIGHLIGHTS

Other highlights for the quarter ended December 31, 2015, include the following:

•	In November 2015, completed the acquisition of a single-tenant office building in Raleigh, North Carolina leased to Wells Fargo Bank, N.A. (“Wells Fargo”) for $42.3 million;
•	Land under contract is approximately $56.0 million for 1,700 acres;
•

Repurchased 49,167 shares of the Company’s stock for approximately $2.6 million at an average purchase price of $53.44 per share, completing the Company’s $8 million repurchase program which, since inception of the program, resulted in the repurchase of 164,533 shares at an average price of $48.45 per share. The Company also announced a new $10 million repurchase program;

•

Generated approximately $1.0 million of revenue, including approximately $920,000 of cash, from the release of surface entry rights on approximately 1,400 subsurface acres located in Lee County, Florida;

•	Book value increased by $0.98 per share to approximately $22.81 per share as of December 31, 2015, an increase of approximately 4.5% versus December 31, 2014; and
•

Total cash (including restricted cash) as of December 31, 2015 was approximately $18.1 million. As of December 31, 2015, face value total debt (includes the convertible note at face value) to total enterprise value (total debt plus equity market capitalization), net of total cash, was 32.1% with $75.0 million of borrowing commitment and approximately $36.7 million of available borrowing capacity on our credit facility, subject to borrowing base requirements.

Income Property Portfolio Update

Property Acquisitions

On November 18, 2015, the Company acquired an approximately 450,000 square-foot, Class A single-tenant office complex in Raleigh, North Carolina at a purchase price of $42.3 million or approximately $94 per square foot. The three building property is situated on approximately 40 acres and is 100% leased to Wells Fargo under a triple-net lease with a remaining term of approximately 9 years. The rent under the lease with Wells Fargo is below-market resulting in an intangible liability of approximately $31.6 million being recognized as part of the allocation of the purchase price.

During the year ended December 31, 2015, the Company acquired four income properties: single-tenant income properties in Glendale, Arizona and Raleigh, North Carolina, one multi-tenant income property in Jacksonville, Florida, and a vacant outparcel adjacent to our multi-tenant property in Winter Park, Florida, representing an aggregate purchase price for the four properties of approximately $76.4 million.

Property Dispositions

On December 22, 2015, the Company sold its interest in a 10,908 square-foot building, located in Melbourne, Florida, which was under lease to CVS, with a remaining lease term of 10.3 years, for a sales price of approximately $3.2 million, generating a pre-tax gain of approximately $785,000, or approximately $0.08 per share, after tax.

On November 20, 2015, the Company sold its interest in a 13,813 square-foot building, located in Vero Beach, Florida, which was under lease to CVS, with a remaining lease term of 8.3 years, for a sales price of approximately $5.4 million, generating a pre-tax gain of approximately $950,000, or approximately $0.10 per share, after tax.

During the year ended December 31, 2015, the Company sold six non-core single-tenant income properties for an aggregate sales price of approximately $24.3 million at an average sales price per square foot of $311 and an average exit cap rate of 7.29%, generating total pre-tax gains of approximately $5.0 million or $0.53 of earnings per share, after tax.

The Company is currently marketing a portfolio of 14 of the Company’s core income properties which collateralize the $23.1 million CMBS loan with Bank of America. This potential transaction could achieve a sales price in excess of $50.0 million which has not been included in our guidance for earnings per share in 2016.

Portfolio Summary

At December 31, 2015, the Company owned thirty-two single-tenant income properties in ten states, with an average remaining lease term of approximately 9.0 years, which generate approximately $14.9 million of revenues on an annualized basis. In addition, the Company owned eight multi-tenant income properties, of which five were self-developed, with an average remaining lease term of approximately 5.6 years, which generate approximately $5.7 million of revenues on an annualized basis.

Land Update

Land Sales

During the year ended December 31, 2015, a total of approximately 114.03 acres, or approximately 1% of the Company’s land holdings, by acreage, were sold for approximately $22.5 million including the following transactions in the fourth quarter of 2015:

On December 18, 2015, the Company sold approximately 14.98 acres of land located on the east side of Interstate 95 near the northeast corner of the intersection of LPGA Boulevard and Williamson Boulevard to an affiliate of Integra Land Company at a sales price of approximately $2.4 million, or approximately $159,000 per acre, resulting in a gain of approximately $2.3 million. The site is currently under construction for the development of a planned 260 unit multi-family residential property.

On December 29, 2015, the Company sold approximately 0.86 acres of land at a sales price of approximately $30,000 resulting in a gain of approximately $20,000.

In fourth quarter of 2015, the Company also completed the following land sale transactions in the area referred to as the Tomoka Town Center (the “Town Center”):

Purchaser	No. of Acres	Sales Price (in $000’s)	Average Sales Price per Acre	Gain Recognized in 2015 (in $000’s)	Deferred Revenue to be Recognized in 2016
Tanger Outlet	38.93	$9,700	$249,165	$2,793	$6,327
Sam’s Club	18.10	$4,500	$248,619	$1,279	$2,882
NADG – Initial Sale	37.26	$5,168	$138,710	$1,421	$3,448
Total	94.29	$19,368	$204,412	$5,493	$12,657

The land sale completed with North American Development Group (“NADG”) in December 2015 (the “NADG Initial Sale”) represents the first of multiple transactions contemplated under a single purchase and sale agreement with NADG (the “NADG Agreement”).  The NADG Agreement provides NADG with the ability to acquire portions of the remaining acreage under contract (the “Option Parcels”) in multiple, separate, transactions through 2018 (the “Option Period”) which in aggregate represent the following:

Purchaser	No. of Acres	Sales Price (in $000’s)	Average Sales Price per Acre
NADG – Option Parcels	85.9	$22,195	$258,237

The NADG Agreement also establishes a price escalation that would be applied to any of the Option Parcels that are acquired after January 2017, and an additional higher price escalation that would be applied to any Option Parcels acquired in 2018.

Land Pipeline

As of January 31, 2016, the Company had four executed purchase and sale agreements with four different buyers whose intended use for the land under contract includes residential, retail, and office. These agreements, in aggregate, represent the potential sale of more than 1,700 acres, or 16% of our land holdings, with anticipated sales proceeds totaling more than $56.0 million. The agreements contemplate closing dates ranging from the second quarter of 2016 to year end 2018, with some of the transactions expected to close in 2016 which are not contractually obligated to close until after 2016. Each of the transactions are in varying stages of due diligence and entitlement by the various buyers, including, in some instances having made submissions to the planning and development departments of the applicable governmental authorities. In addition to other customary closing conditions, the majority of these transactions are conditioned upon both the receipt of approvals from various governmental authorities, as well as, other matters that are beyond our control. If such approvals are not obtained, the prospective buyers may have the ability to terminate their respective agreements prior to closing. As a result, there can be no assurances regarding the likelihood or timing of any one of these potential land transactions being completed or the final terms thereof, including the sales price.

One of the four executed purchase and sale agreements is with an affiliate of Minto Communities for Minto’s planned development of a 3,400 unit master planned age restricted residential community on an approximate 1,600 acre parcel of the Company’s land holdings west of Interstate 95. The Company now expects this transaction is more likely to close in the second half of 2016 as entitlement and permitting work is still on going .

Loan Investment Update

Portfolio Summary

In 2015, the Company originated a $14.5 million first mortgage loan on an upper upscale hotel in San Juan, Puerto Rico at 30-day LIBOR plus 900 basis points for a three year initial term. At December 31, 2015, the Company owned four performing commercial loan investments which have an aggregate outstanding principal balance of approximately $38.5 million. These loans are secured by real estate or the borrower’s equity interest in real estate located in four states, and have an average remaining maturity of approximately 1.7 years and a weighted average interest rate of 8.9%.

The Company anticipates that our investment level in commercial loans may be reduced in 2016 as certain of the loans mature or are refinanced, or are possibly sold.

Subsurface Interests Update

During November 2015, the Company hired Lantana Advisors, a subsidiary of SunTrust, to evaluate the possible sale of its approximately 500,000 acres of subsurface interests located in the State of Florida, including royalty interests in two operating oil wells in Lee County, Florida and its interests in the recently renewed oil exploration lease with Kerogen Florida Energy Company LP. Currently, the Company anticipates receiving bids from interested parties during the first quarter of 2016. There can be no assurances regarding the likelihood or timing of a sale of all or a portion of the subsurface interests, or the transaction terms, including price, should a transaction occur.

Investment Securities Update

The Company had investment securities of common stock and convertible notes in a single public real estate company with a cost basis at December 31, 2015 of approximately $6.8 million and a reported fair value of approximately $5.7 million. During 2015, the Company sold put options in the aforementioned real estate company, which resulted in the Company acquiring approximately $634,000 of common stock in the fourth quarter of 2015 , which is included in the cost basis of the investment in common stock at December 31, 2015. The Company has no remaining put options or other similar instruments outstanding at December 31, 2015. During the year, the Company sold a portion of the investment in common stock for proceeds of approximately $1.74 million. Depending upon market conditions, the Company anticipates reducing its investment in these securities further during 2016.

Financial Results

Revenue

Total revenue for the year ended December 31, 2015, increased 19.3% to approximately $43.0 million, compared to approximately $36.1 million for the year ended December 31, 2014. This increase of approximately $6.9 million included approximately $4.1 million, an increase of 27.2%, in additional revenue generated by our income properties portfolio, including the properties acquired in the fourth quarter of 2014 and our approximately $76.4 million in acquisitions in 2015 less the six non-core income properties sold during the year for approximately $24.3 million. The increase also reflected approximately $2.5 million of increased revenues from our real estate operations, which was comprised of an increase in revenue from land transactions of approximately $3.7 million reflecting the seven land transactions we closed during 2015 for an aggregate sales price of approximately $22.5 million, and approximately $1.0 million received in cash incentives relating to the sale of 76.5 acres in 2014, offset by a decrease in subsurface income of approximately $1.2 million. In addition, interest income from our commercial loan portfolio increased by approximately $500,000, which included interest earned on our $14.5 million first mortgage loan investment on an upper upscale hotel in San Juan, Puerto Rico. Total revenue for the quarter ended December 31, 2015, increased 136.5% to approximately $19.8 million, compared to approximately $8.4 million for the quarter ended December 31, 2014, due to the previously noted elements of our increased revenues for the quarter ended December 31, 2015 particularly the impact of the five land sales closed in the quarter with an aggregate sales price of approximately $21.8 million.

Net Income

Net income for the year ended December 31, 2015, was approximately $8.3 million, or $1.44 per share, versus net income of approximately $6.4 million, or $1.11 per share, in the same period in 2014, an increase of approximately 30.8%. Our results in 2015 benefited from an increase in revenues of approximately $6.9 million, or 19.3%, offset by an increase in our direct cost of revenues of approximately $1.2 million, or 9.8%, which reflects increased direct costs of revenues for our income property operations segment relating to our multi-tenant properties which have higher operating costs, acquisition costs for properties acquired in 2015 and the cost of sales associated with our land transactions including our basis in certain infrastructure costs incurred on the Tomoka Town Center. Our general and administrative costs totaled approximately $8.8 million in the year ended December 31, 2015 compared to approximately $7.0 million in the same period in 2014. Included in the general administrative expenses is the non-cash stock compensation expense of approximately $2.2 million which represents an increase of approximately $914,000 in the year ended December 31, 2015, or 71.9%, versus the same period in 2014. Our general and administrative expenses in 2015 also reflected an additional non-cash accrual to an existing environmental reserve of approximately $500,000 for the expected costs to remediate an environmental matter and an accrual of $187,500 for an anticipated penalty assessed by a federal regulatory agency associated with wetlands mitigation and restoration costs pertaining to the Company’s past agricultural practices (which had been previously settled with the State regulatory agency), and approximately $364,000 in related costs for legal and environmental consultants. Our general and administrative expenses also increased by approximately $100,000 for legal and other third party costs incurred in the fourth quarter pertaining to certain public shareholder communications received by the Company. The increase in general and administrative expenses in the year ended December 31, 2015 was partially offset by a decrease of approximately $850,000 in costs that were incurred during 2014 related to the termination of the Company’s pension plan, which were primarily non-cash charges pertaining to the actuarial accounting required for the termination. The increase in non-cash general and administrative expenses for the year ended December 31, 2015 versus the same period in 2014 totaled approximately $636,000, or $0.07 per share, after tax. The increase in net income for the year ended December 31, 2015 was also offset by an increase in interest expense of approximately $4.5 million which reflects our increased net borrowings during the year including a $30 million mortgage loan secured by certain of our income properties in September 2014, and the $75 million convertible debt issuance during the first quarter of 2015. Net income for the quarter-ended December 31, 2015, was approximately $5.7 million or $0.99 per share, compared to net income of approximately $682,000, or $0.12 per share, during the same period in 2014 due to the previously noted elements of our increased net income for the year ended December 31, 2015, particularly the impact of land sales year-over-year.

Semi-Annual Dividend

The Company paid dividends of $0.08 per share in 2015 and $0.07 per share in 2014. The Company paid a $0.04 per share dividend in November 2015. The Company has paid a dividend every year since 1976.

Full Year 2016 Guidance

The Company is issuing the following guidance for the year ending December 31, 2016, with regard to the Company’s range of estimates for operating results, investment and disposition activity, land sales and leverage:

•	Earnings per share (on a fully diluted basis) (1)(2)$2.75 - $3.00 per share;
•	Acquisition of Income-Producing Assets$70.0 million - $85.0 million;
•	Target Initial Investment Yields6.00% - 8.00%;
•	Disposition of non-core Income Properties (2)$15.0 million - $25.0 million;
•	Target Disposition Yields7.0% - 10.0%;
•	Land Transactions (sales value) (3)$25.0 million - $35.0 million; and
•	Leverage Target (as % of Total Enterprise Value)< 40.0%

(1)

Our guidance with regard to earnings per share is highly dependent on the closing of a single land transaction which we believe will close in 2016 but is subject to a number of closing conditions including the receipt of approvals from various governmental authorities, as well as other matters that are beyond our control. If such approvals are not obtained, the prospective buyers may have the ability to terminate the agreement with us prior to closing and as a result our earnings per share guidance for 2016 would likely be adversely impacted.

(2)	Range does not include possible dispositions of core income properties which if transacted could increase our earnings per share guidance by more than $1.00 per share.
(3)

Does not include revenue that will be recognized in 2016 from the Tanger Outlets, Sam’s Club and the NADG initial sale transactions that closed in 2015, but of which a substantial portion of the revenue will be recognized into revenue as the infrastructure work at Tomoka Town Center is completed. The completion of that infrastructure work is expected to occur on or around the end of the third quarter of 2016.

Exploration of Strategic Alternatives

On February 9, 2016, the Company announced that a special committee of independent directors (the “Special Committee”), formed by the Company’s Board of Directors (the “Board”) for the purpose of exploring strategic alternatives to further enhance shareholder value, had engaged Deutsche Bank Securities Inc. (“Deutsche Bank”) as independent advisor to the Company.

As previously announced, the Company had received a shareholder proposal to be voted upon by the Company’s shareholders at the 2016 annual meeting, requesting that the Board engage an independent advisor to evaluate a sale of the Company or the orderly liquidation of its assets (the “Shareholder Proposal”).  In November 2015, the Board decided to initiate the process called for by the Shareholder Proposal in advance of the Shareholder Proposal being voted upon by shareholders at the Company’s annual meeting scheduled for April 2016, and solicited proposals from a number of financial advisory firms to advise the Company as to its options for maximizing shareholder value, including the options of sale of the Company, sale of assets or continued pursuit of the Company’s business plan. After thorough consideration of the proposals from the financial advisory firms, the Special Committee engaged Deutsche Bank for the purpose of exploring the aforementioned strategic alternatives.

The Special Committee is proceeding in a diligent and orderly manner, but has not set a definitive timetable for completion of this process. There can be no assurance that this review process will result in a sale transaction or other strategic alternative of any kind, or, if such sale transaction or strategic alternative occurs, the year in which the transaction would take place. The Company does not intend to disclose developments or provide updates on the progress or status of this process unless and until it deems further disclosure to be appropriate or required.

2016 Annual Meeting

The Board has set Wednesday, April 27, 2016 as the date for Company’s annual meeting of shareholders.  The meeting will be held at the LPGA International Golf Club in Daytona Beach, Florida at 2:00 p.m. local time.  March 3, 2016 has been set as the record date for shareholders entitled to notice of, and to vote at, the annual meeting.

The Board has nominated John P. Albright, John J. Allen, Jeffry B. Fuqua, William L. Olivari, Howard C. Serkin, A. Chester Skinner, III, and Thomas P. Warlow, III, as candidates for re-election to the Board at the 2016 annual meeting.  All members of the Company’s Board stand for election annually, for a term expiring at the Company’s next annual meeting.

In addition to electing the members of the Board of Directors, the Company’s shareholders will have the opportunity to vote on a shareholder proposal that, if approved, would request that the Board hire an independent advisor to evaluate a sale of the Company or the orderly liquidation of its assets.

CEO and CFO Comments on Operating Results

Mark E. Patten, senior vice president and chief financial officer, stated, “We are pleased that we were able to grow earnings by almost 30% in 2015, despite just missing our target for earnings per share for the year, as less than half of the revenue from three land sales, of the $21.8 million aggregate sales we closed in the fourth quarter, were recognized into earnings as a result of applying percentage of completion accounting.” Mr. Patten continued, “The remaining earnings potential for these three land sales provides strong momentum for continued earnings growth in 2016.”  Mr. Patten continued, “The fourth quarter also saw us complete our $8 million stock buy-back program, originated back in 2008, by deploying approximately $2.6 million to acquire over 49,000 shares and we were pleased to announce a new $10 million buy-back program that will allow us to opportunistically repurchase our shares in the future.”

John P. Albright, president and chief executive officer, stated, “We were very pleased to have finished the year with the closing of four significant land sales transactions, particularly relating to our Tomoka Town Center site.” Mr. Albright continued, “More importantly, the purchasers of our land, prominent developers and operators in their respective lines of business, are either already under construction or in site planning approval stages for development projects totaling almost $200 million. We hope this will garner additional activity on our 10,500 acres of land.” Mr. Albright also stated, “Given our 46 years as a public company, we do not make the decision lightly to engage Deutsche Bank and embark on a process to explore strategic alternatives, including a possible sale of the Company. We hope this decision, at the urging of our largest shareholder, will result in unlocking significant value for all our shareholders.”

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income properties in diversified markets in the United States including more than 1.7 million square feet of income properties, as well as over 10,500 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

Forward-Looking Statements

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. In addition, these forward-looking statements include, but are not limited to, the Company’s plans, projections and estimates regarding (i) the possibility of pursuing strategic alternatives including the potential sale of the Company, (ii) the possibility of converting to a REIT and the timing thereof, (iii) the completion of the infrastructure work at Tomoka Town Center and (vii) the possible disposition of its subsurface interests.

Forward-looking statements are subject to certain events, factors and conditions, risks, uncertainties and assumptions that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. Such risks and uncertainties include, among other things, prevailing market conditions and the following:

•

There are a number of implementation and operational complexities to address before the Company would decide whether to pursue certain strategic alternatives. The Company can provide no assurance as to whether it will ultimately pursue any of the strategic alternatives identified.

•	The Company can give no assurances that its board of directors will pursue any strategic alternatives, even if there are no impediments to completing such alternatives.

•	The Company’s exploration of strategic alternatives may create a potential diversion in our management's attention from traditional business concerns.

The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for the year ended December 31, 2015, and thereafter include many factors that are beyond the Company’s ability to control or estimate precisely.  For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, please see the Company’s filings with the Securities and Exchange Commission, including, but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.  Copies of each filing may be obtained from the Company or the SEC.

While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Disclosures in this press release regarding the Company’s quarter and year-end financial results are preliminary and are subject to change in connection with the Company’s preparation and filing of its Form 10-K for the year ended December 31, 2015.  The financial information in this release reflects the Company’s preliminary results subject to completion of the year-end review process.  The final results for the year may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of financial statements.

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Property, Plant, and Equipment:
Income Properties, Land, Buildings, and Improvements	$ 268,970,875	$ 191,634,698
Golf Buildings, Improvements, and Equipment	3,432,681	3,323,177
Other Furnishings and Equipment	1,044,139	1,008,150
Construction in Progress	50,610	—
Total Property, Plant, and Equipment	273,498,305	195,966,025
Less, Accumulated Depreciation and Amortization	(16,242,277)	(15,177,102)
Property, Plant, and Equipment—Net	257,256,028	180,788,923
Land and Development Costs ($11,329,574 Related to Consolidated VIE as of December 31, 2015)	53,406,020	38,071,264
Intangible Assets—Net	20,087,151	10,352,123
Impact Fee and Mitigation Credits	4,554,227	5,195,764
Commercial Loan Investments	38,331,956	30,208,074
Cash and Cash Equivalents	4,060,677	1,881,195
Restricted Cash	14,060,523	4,440,098
Investment Securities	5,703,767	821,436
Refundable Income Taxes	858,471	267,280
Other Assets	7,697,693	4,566,291
Total Assets	$ 406,016,513	$ 276,592,448
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$ 1,934,417	$ 859,225
Accrued and Other Liabilities	8,867,919	5,401,509
Deferred Revenue	14,724,610	2,718,543
Intangible Lease Liabilities - Net	31,979,559	669,693
Accrued Stock-Based Compensation	135,554	560,326
Deferred Income Taxes—Net	39,526,406	34,038,442
Long-Term Debt	168,459,722	103,940,011
Total Liabilities	265,628,187	148,187,749
Shareholders’ Equity:
Consolidated-Tomoka Land Co. Shareholders' Equity:
Common Stock – 25,000,000 shares authorized; $1 par value, 6,068,310 shares issued and 5,908,437 shares outstanding at December 31, 2015; 5,922,130 shares issued and 5,881,660 shares outstanding at December 31, 2014	5,901,510	5,862,063
Treasury Stock – 159,873 shares at December 31, 2015; 40,470 shares at December 31, 2014	(7,866,410)	(1,381,566)
Additional Paid-In Capital	16,991,257	11,289,846
Retained Earnings	120,444,002	112,561,115
Accumulated Other Comprehensive Income (Loss)	(688,971)	73,241
Total Consolidated-Tomoka Land Co. Shareholders' Equity	134,781,388	128,404,699
Noncontrolling Interest in Consolidated VIE	5,606,938	—
Total Shareholders’ Equity	140,388,326	128,404,699
Total Liabilities and Shareholders’ Equity	$ 406,016,513	$ 276,592,448

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Income Properties	$ 5,614,294	$ 4,148,526	$ 19,041,111	$ 14,969,647
Interest Income from Commercial Loan Investments	874,551	609,178	2,691,385	2,190,924
Real Estate Operations	11,966,554	2,308,143	15,942,894	13,492,734
Golf Operations	1,308,409	1,281,073	5,243,485	5,125,501
Agriculture and Other Income	19,624	19,779	78,805	277,831
Total Revenues	19,783,432	8,366,699	42,997,680	36,056,637
Direct Cost of Revenues
Income Properties	(1,334,442)	(673,154)	(3,655,935)	(1,954,534)
Real Estate Operations	(3,071,335)	(844,630)	(4,292,524)	(4,862,289)
Golf Operations	(1,391,772)	(1,375,734)	(5,593,085)	(5,530,743)
Agriculture and Other Income	(76,724)	(44,614)	(226,554)	(189,304)
Total Direct Cost of Revenues	(5,874,273)	(2,938,132)	(13,768,098)	(12,536,870)
General and Administrative Expenses	(2,630,176)	(2,454,591)	(8,753,779)	(7,017,236)
Impairment Charges	—	—	(510,041)	(421,040)
Depreciation and Amortization	(1,568,277)	(985,478)	(5,212,897)	(3,490,485)
Gain on Disposition of Assets	1,735,115	1,500	5,516,444	1,500
Total Operating Expenses	(8,337,611)	(6,376,701)	(22,728,371)	(23,464,131)
Operating Income	11,445,821	1,989,998	20,269,309	12,592,506
Investment Income (Loss)	(186,864)	19,172	208,879	61,736
Interest Expense	(2,072,686)	(884,978)	(6,919,767)	(2,439,561)
Income from Continuing Operations Before Income Tax Expense	9,186,271	1,124,192	13,558,421	10,214,681
Income Tax Expense	(3,547,208)	(442,380)	(5,269,104)	(3,830,863)
Income from Continuing Operations	5,639,063	681,812	8,289,317	6,383,818
Income from Discontinued Operations (Net of Tax)	—	—	—	—
Net Income			8,289,317	6,383,818
Less: Net Loss Attributable to Noncontrolling Interest in Consolidated VIE	50,259	—	57,849	—
Net Income Attributable to Consolidated-Tomoka Land Co.	$ 5,689,322	$ 681,812	$ 8,347,166	$ 6,383,818
Basic
Net Income from Continuing Operations Attributable to Consolidated-Tomoka Land Co.	$ 0.99	$ 0.12	$ 1.44	$ 1.11
Net Income from Discontinued Operations Attributable to Consolidated-Tomoka Land Co. (Net of Tax)	-	-	-	-
Net Income Attributable to Consolidated-Tomoka Land Co.	$ 0.99	$ 0.12	$ 1.44	$ 1.11
Diluted
Net Income from Continuing Operations Attributable to Consolidated-Tomoka Land Co.	$ 0.98	$ 0.12	$ 1.43	$ 1.10
Net Income from Discontinued Operations Attributable to Consolidated-Tomoka Land Co. (Net of Tax)	$ -	$ -	$ -	$ -
Net Income Attributable to Consolidated-Tomoka Land Co.	$ 0.98	$ 0.12	$ 1.43	$ 1.10
Dividends Declared and Paid	$ 0.04	$ 0.04	$ 0.08	$ 0.07